Exhibit 2.4

AMENDMENT NO 4

TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT by and between AppTech Payments Corp., (the “Purchaser”), Alliance Partners, LLC (the “Company”) and Chris Leyva (the “Seller”) is made and entered into as of April 29, 2024 (this“Amendment”).

W I T N E S S E T H

WHEREAS, each of the Purchaser, Seller and Company have previously entered into a Membership Interest Purchase Agreement (the “MIPA”; capitalized terms used herein shall have the meanings ascribed to such terms in the MIPA) on October 13, 2023; and

WHEREAS, each of the Purchaser, Seller and Company have previously entered into an Amendment #1 to the Membership Interest Purchase Agreement on December 28, 2023; and

WHEREAS, each of the Purchaser, Seller and Company have previously entered into an Amendment #2 to the Membership Interest Purchase Agreement on January 31, 2024; and

WHEREAS, each of the Purchaser, Seller and Company have previously entered into an Amendment #3 to the Membership Interest Purchase Agreement on March 1, 2024; and

WHEREAS, the parties desire to amend the MIPA in accordance with the terms contained in this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Amendments to the MIPA

1.  Section 2.2 of the MIPA and all Amendments entitled “Payments following the closing” is hereby deleted in its entirety and simultaneously replaced with the following:

“2.2 Payments following Closing. The Cash Purchase Price shall be paid as follows, without setoff or deduction, by wire transfer of immediately available United States funds into an account or accounts designated by Seller:

(a)  On the Closing Date, Five Hundred Thousand Dollars ($500,000) paid on 10/27/2023;

(b)	On January 31, 2024, Seventy-Five Thousand Dollars ($75,000) was paid; and

(c)	On March 8, 2024, Seventy-Five Thousand Dollars ($75,000) was paid; and

(d)	On or before June 21, 2024, One Hundred Fifty Thousand Dollars ($150,000); and Remaining payments will be deferred until:

a)	13 months from the date of signing this Amendment or

b)	the Company generates $400K in monthly revenue from the Finzeo products (after cost of sales only - no opex)

Once either of the conditions above are met the payment schedule will resume 30 days thereafter and a payment will be made every 30 days in the following amounts:

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(e)	One Hundred Seventy-Five Thousand Dollars ($75,000); and

(f)	Three Hundred Seventy-Five Thousand Dollars ($375,000); and

(g)	Three Hundred Seventy-Five Thousand Dollars ($375,000); and

(h)	Three Hundred Seventy-Five Thousand Dollars ($375,000).

In consideration of modifying the payment schedule the Seller will receive Fifty Thousand (50,000) Options of AppTech Payments Corp. (APCX) The Options will be granted within five business days from the execution of this Amendment with a strike price at the closing price of the date of this Amendment.

Upon delivery of all payments of the Cash Purchase Price by the Purchaser in accordance with this Section 2.2, the Purchaser’s obligations to pay the Cash Purchase Price shall be deemed satisfied and discharged. The Purchaser shall pay or cause the Company to pay all of the Assumed Liabilities when due. Prior to Closing, the Company may transfer to any Affiliate any of its intellectual property unrelated to the Business.

2.                    Reference. On and after the date hereof, each reference in the MIPA to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the MIPA in any other agreement, document or other instrument, shall mean, and be a reference to the MIPA, as amended by this Amendment.

3.                   Counterparts. This Amendment may be executed in one or more counterparts and by facsimile or other electronic transmission, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

4.                   Captions. The captions used in this Amendment are intended for convenience of reference only, shall not constitute any part of this Amendment and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Amendment.

5.                   Binding Effect. This Amendment shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, representatives and the permitted successors and assigns of the parties hereto.

6.                   Conflict. To the extent the terms, conditions and provisions of this Amendment conflict with the terms, conditions and provisions of the Note, the terms, conditions and provisions of this Amendment shall govern and control.

7.                   Ratification. Except as amended hereby, the terms of the MIPA shall remain unmodified and in full force and effect and are hereby ratified and confirmed by each of the Purchase, Seller and Company.

8.                   Severability. Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

9.                   Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws rules applied in such state.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

AppTech Payments Corp.,
a Delaware corporation

By: /s/ Luke D’ Angelo
Luke D’ Angelo
Chairman & CEO

Alliance Partners, LLC

/s/ Chris Leyva

Chris Leyva

Chris Leyva

/s/ Chris Leyva

Chris Leyva

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